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                                                                    EXHIBIT 99.3

PROXY                                                      COAL CITY CORPORATION



     The undersigned hereby appoints Mitchell Feiger and Burton Field, and each of them, proxies, with power of substitution and revocation, acting unanimously if both are present and voting, or if only one is present and voting, then that one, to vote shares of stock of Coal City Corporation, which the undersigned is entitled to vote, at the special meeting of stockholders to be held in Chicago, Illinois on February 10, 1999 at 1:30 p.m. local time, and at any adjournment thereof, with all the powers the undersigned would possess if present:

     1.   For [      ] against [    ] or abstain on [     ] the adoption of the
Agreement and Plan of Merger dated as of October 12, 1998, as amended, by and between Coal City Corporation and Avondale Financial Corp. and the transactions contemplated therein; and

     2.   Upon any other matter which may properly come before the meeting.

The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or at any adjournment thereof.

Date:_______________, 1999         _____________________________________________



                                   _____________________________________________
                                   SIGNATURE(S) OF STOCKHOLDER(S). (Please sign exactly as name appears on this proxy, including, where proper, official position or representative capacity.)


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COAL CITY CORPORATION AND WILL BE VOTED ON THE PROPOSAL IN ACCORDANCE WITH THE SPECIFICATION INDICATED HEREON. IN THE ABSENCE OF A SPECIFICATION AS TO THE PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.
                                   ---

PLEASE SIGN AND DATE ABOVE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.